Exhibit 1

GMO TRUST

CERTIFICATE OF CLERK

I, Douglas Y. Charton, hereby certify that I am the duly elected and acting Clerk of GMO Trust, a Massachusetts business trust (the “Trust”), and do hereby further certify as follows:

1.            Attached hereto as Exhibit A are true and correct copies of resolutions from the meeting of the Board of Trustees of the Trust (the “Board”) held November 19, 2020 (the “Meeting”). The resolutions were duly adopted by the Board at the Meeting. Such resolutions have not been modified or rescinded since their adoption and are in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 29th day of April, 2022.

By:	/s/ Douglas Y. Charton
	Name:	Douglas Y. Charton
	Title:	Clerk

Exhibit A

Resolutions of the Board – November 19, 2020

Power of Attorney Authorizations

VOTED:	That each of Douglas Y. Charton, Kevin M. O’Brien and Megan Bunting is authorized to sign for Tara Pari, in her name and in the capacity of Chief Executive Officer and Principal Executive Officer, on behalf of the Trust, the Trust’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the “SEC”) and any and all amendments thereto, pursuant to a power of attorney executed by Ms. Pari.

VOTED:	That each of Douglas Y. Charton, Kevin M. O’Brien and Megan Bunting is authorized to sign for Betty Maganzini, in her name and in the capacity of Treasurer, Chief Financial Officer, Chief Accounting Officer, and Principal Financial and Accounting Officer, on behalf of the Trust, the Trust’s Registration Statement on Form N-1A filed with the SEC and any and all amendments thereto, pursuant to a power of attorney executed by Ms. Maganzini.